Exhibit 3(a)

         Industry Canada                              Industrie Canada

Certificate of Continuance Canada Business Corporations Act	Certificat de prorogation Loi canadienne sur les sociétés par actions

Potash Corporation of Saskatchewan Inc.	406595-6

Name of Corporation — Dénomination de la société	Corporation number — Numéro de la société

I hereby certify that the above-named corporation was continued under section 187 of the Canada Business Corporations Act, as set out in the attached articles of continuance.	Je certifie que la société susmentionnée a été prorogée en vertu de l’article 187 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de prorogation ci-jointes.

May 15, 2002/le 15 mai 2002

Director — Directeur	Date of Continuance — Date de la prorogation

SCHEDULE 1

ARTICLES OF CONTINUANCE

POTASH CORPORATION OF SASKATCHEWAN INC.

      The classes and any maximum number of shares that Potash Corporation of Saskatchewan Inc. (the “Corporation”) is authorized to issue:

(a)	an unlimited number of Common Shares; and

(b)	an unlimited number of First Preferred Shares issuable in series.

1.	COMMON SHARES

      The rights, privileges, restrictions and conditions attaching to the common shares (the “Common Shares”) are as follows:

1.1	Dividends

1.1.1	Subject to any prior rights of the registered holders of the First Preferred Shares and of the registered holders of any other shares of the Corporation ranking senior to the Common Shares with respect to payment of dividends, the registered holders of the Common Shares shall have the right to receive such dividends, if any, as the board in its discretion may declare.

1.2	Liquidation, Dissolution or Winding Up

1.2.1	Subject to any prior rights of the registered holders of the First Preferred Shares or any other class of shares ranking senior to the Common Shares, the registered holders of the Common Shares shall have the right to receive, equally on a share-for-share basis, the remaining assets of the Corporation in the event of liquidation, dissolution, or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

1.3	Voting Rights

1.3.1	The registered holders of the Common Shares shall be entitled to receive notice of, to attend and to cast one vote per Common Share held at all meetings of shareholders of the Corporation except meetings at which only registered holders of some other specified class or series are, at law or pursuant to the articles, entitled to vote.

2.	PREFERRED SHARES

      The rights, privileges, restrictions and conditions attaching to the first preferred shares (the “First Preferred Shares”), as a class, are as follows:

      2.1   Issuance in Series

2.1.1	The Preferred Shares may, upon compliance with the applicable provisions of the Canada Business Corporations Act (the “CBCA”), be issued at any time and from time to time in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by the Board of Directors.

2.1.2	Subject to the provisions of the CBCA, the by-laws of the Corporation and the rights, privileges, restrictions and conditions attached to the First Preferred Shares of any series, the directors may by resolution (a “Series Resolution”) duly passed before the issuance of First Preferred Shares of any series, alter the Articles to fix the number of First Preferred Shares in, and to determine the designation of the First Preferred Shares of, such series and alter the Articles to create, define and attach rights, privileges, restrictions and conditions to the First Preferred Shares of such series, including (as examples only), without in any way limiting the generality of the foregoing, rights, privileges, restrictions and conditions concerning:

(i)	the rate, amount or kind of dividends, whether cumulative or non-cumulative, the currency or currencies or kind of payment, the date or dates and place or places of payment and the date or dates from which such dividends are to accrue;

(ii)	the right to receive notice of or to attend or to vote at any meeting of shareholders of the Corporation;

(iii)	if redeemable or purchasable, the redemption or purchase prices or the method of calculation thereof and terms and conditions of redemption or purchase, with or without provision for purchase or similar funds;

(iv)	any conversion, exchange or reclassification rights; and

(v)	any other terms not inconsistent with these articles;

            all as set forth in the articles of amendment relating to such series.

2.1.3	The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up of its affairs.

2.1.4	The First Preferred Shares shall be entitled to preference over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the First Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs and may also be given such other preferences over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the First Preferred Shares as may be fixed by the board as to the respective series authorized to be issued.

2.1.5	When any cumulative dividends or amounts payable on a return of capital are not paid in full, the First Preferred Shares of all series shall participate rateably in respect of such dividends including accumulations, if any, in accordance with the sums which would be payable on the First Preferred Shares if all such dividends were declared and paid in full, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full.

2.1.6	The registered holders of the First Preferred Shares shall not be entitled (except as specifically provided in the rights, privileges, restrictions, and conditions attaching to the shares of any series and except as provided in the CBCA) to receive notice of or attend any meeting of the shareholders of the Corporation or to vote at any such meeting for any purpose, but shall be entitled to have mailed to them copies of the financial statements and auditors’ report thereon submitted to annual meetings of shareholders.

SCHEDULE 2

ARTICLES OF CONTINUANCE

POTASH CORPORATION OF SASKATCHEWAN INC.

      Details of Incorporation:

(a)	Incorporated under The Companies Act (Saskatchewan) as Achen Construction Co. Ltd. on June 4, 1953.

(b)	Continued pursuant to The Business Corporations Act, 1977 (Saskatchewan) on September 29, 1978.

(c)	Restated Articles of Incorporation under The Business Corporations Act (Saskatchewan) registered on October 31, 1989 as Potash Corporation of Saskatchewan Inc.

(d)	Articles of Amendment under The Business Corporations Act (Saskatchewan) registered on May 11, 1995.

SCHEDULE 3

ARTICLES OF CONTINUANCE

POTASH CORPORATION OF SASKATCHEWAN INC.

(1)	The actual number of directors within the minimum and maximum number set out in the Articles of Continuance may be determined from time to time by resolution of the Board of Directors of the Corporation.

(2)	The directors of the Corporation may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

(3)	Meetings of shareholders of the Corporation may be held outside of Canada at the following places; New York, New York; London, England; or Chicago, Illinois.